Exhibit 99.1

Corporate Communications
mediarelations@aa.com

FOR RELEASE: Monday, Feb. 22, 2021
AMERICAN AIRLINES NAMES ADRIANE M. BROWN
TO ITS BOARD OF DIRECTORS
FORT WORTH, Texas –– American Airlines Group Inc. (NASDAQ: AAL) today announced the election of Adriane M. Brown, 62, to its board of directors. Brown will also serve on the company’s Audit and Corporate Governance and Public Responsibility committees.
“We are thrilled Adriane has agreed to join American’s board,” said Chairman and CEO Doug Parker. “Adriane has extensive board experience in a range of industries, and her expertise in the technology, industrial and ESG sectors will be a welcome addition to our boardroom and a tremendous asset for our company.”
Brown currently serves as managing partner at Seattle-based venture capital firm Flying Fish Partners. She also sits on the boards of Axon Enterprise, Inc., eBay Inc. and the Washington Research Foundation/WRF Capital.
Brown has held a number of senior leadership positions during her career, including president and chief operating officer at Intellectual Ventures Management, LLC, president and CEO of Transportation Systems and vice president and GM of two aerospace divisions at Honeywell International Inc. Brown launched her career at Corning Incorporated and rose to hold several senior roles. She previously served on the boards of The Raytheon Company, Allergan plc and Harman International Industries, Incorporated.
She holds a Bachelor of Science in environmental health from Old Dominion University and a Master of Science in management from the Massachusetts Institute of Technology.

About American Airlines Group
American’s purpose is to care for people on life’s journey. Shares of American Airlines Group Inc. trade on Nasdaq under the ticker symbol AAL and the company’s stock is included in the S&P 500. Learn more about what’s happening at American by visiting news.aa.com and connect with American on Twitter @AmericanAir and at Facebook.com/AmericanAirlines.
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